MICHAEL A. LITTMAN
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               (303) 431-1567 Fax


                                December 15, 2010




Ms. Kate Beukenkamp
Securities and Exchange Commission
Division of Corporation Finance
100 F. St. NE
Washington, DC 20549

Re:      Latitude Solutions, Inc.
         Form 10
         Filed November 12, 2010
         File No. 000-54194
         -----------------------------------------------------------------------

Dear Ms. Beukenkamp:

     We are in receipt of your comment letter, dated December 8, 2010, regarding the above referenced filing. As a follow up to your conversation with Ms. Kristi Kampmann of my office earlier today, Latitude Solutions, Inc. intends to file a response to your comment letter by January 7, 2011.

                                                     Sincerely,

                                                     /s/ Michael A. Littman

                                                     Michael A. Littman



MAL:kjk

Cc:      Harvey Kaye, CEO
         Latitude Solutions, Inc.